Exhibit 10.1

FIREEYE, INC.’S
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between FireEye, Inc., a Delaware corporation (collectively with its wholly owned subsidiaries, the “Company”), and Travis Reese (“Consultant”) effective as of March 3, 2020 (the “Effective Date”).
1. SERVICES; PAYMENT; NO VIOLATION OF RIGHTS OR OBLIGATIONS.

Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant. Consultant agrees that he will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2. OWNERSHIP.

Company shall own all right, title and interest relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B) if Consultant was an employee of Company. Consultant shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

3. CONFIDENTIALITY OBLIGATIONS.

As used in this Agreement, the term “Proprietary Information” means information pertaining to any aspects of the Company’s business, including but not limited to its research, technical data, products, services, plans for products or services, customers and potential customers, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the period of the consulting relationship with the Company), prices and costs, markets and marketing, finances, budgets, financial projections, employees (including employee compensation), trade secrets, know-how, patents, patent applications, developments, software, inventions, licenses, processes, designs, drawings, engineering, formulae, scientific information, business plans, and agreements with third parties, or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Consultant during the period of the consulting relationship with the Company (whether commenced prior to or upon the date of this Agreement). Consultant agrees to hold in strictest confidence and not directly or indirectly to use or disclose to any third person or entity, either during or after termination of the consulting relationship with the Company, any Proprietary Information that Consultant obtains or creates during the period of the consulting relationship with the Company (whether commenced prior to or upon the date of this Agreement), whether or not during working hours, except to the extent authorized by the Company. Consultant agrees not to make copies of such Proprietary Information except as authorized by the Company. Consultant represents that his performance of all terms of this Agreement as a consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant prior or subsequent to the commencement of Consultant's consultant relationship with the Company, and Consultant will not disclose to the Company, or use, any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Consultant will not induce the Company to use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Consultant acknowledges and agrees that Consultant has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that Consultant’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Consultant agrees that, at the time of termination of Consultant’s consulting relationship with the Company, Consultant will deliver to the Company (and will not keep in Consultant’s possession, recreate or deliver to anyone else) any and all documents developed by Consultant pursuant to such relationship or otherwise belonging to the Company, its successors or assigns.

4. NON-SOLICITATION.
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As additional protection for Proprietary Information, Consultant agrees that during the period over which he is to be providing the Services: (i) and for one year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason; and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company. Without limiting the foregoing, Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

5. PUBLICITY.

To the extent allowed by law, Section 2 and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, Company may and is hereby authorized to (and to allow others to) use Consultant’s name in connection with promotion of its business, products or services.

6. WARRANTIES AND OTHER OBLIGATIONS.

Consultant represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and (iii) Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein.

7. TERM; TERMINATION.

The period of the consulting relationship with the Company will have an initial term of one (1) year and may be renewed for a one-year term annually thereafter upon mutual written agreement of Consultant and the Company.

8. RELATIONSHIP OF THE PARTIES; INDEPENDENT CONTRACTOR; NO EMPLOYEE BENEFITS.

Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant. Under no circumstances shall Company require that Consultant perform, or shall Consultant perform on behalf of Company, any lobbying activities.

9. EXPORT AND ANTICORRUPTION LAWS.

Consultant acknowledges that he is familiar with and understands the provisions of the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010 and agrees to comply with its terms as well as any provisions of local law or the Company’s corporate policy and procedures related thereto.

10. ASSIGNMENT.

This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or in part.

11. MISCELLANEOUS.

Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

IN WITNESS WHEREOF, the undersigned have entered into this Consulting Agreement as of the Effective Date.

FIREEYE, INC.	CONSULTANT

/s/ Kevin R. Mandia	/s/ Travis Reese
Signature	Travis Reese

Kevin R. Mandia
Name

CEO
Title

2/4/2020	2/4/2020
Date	Date

EXHIBIT A

SERVICES AND PAYMENT

In return for providing ongoing advice and consulting services to the Company (the “Services”) from March 3, 2020 to March 3, 2021 (the “Performance Period”), including but not limited to:

•represent FireEye interests in a sales capacity;
•represent FireEye interests in presentations and conferences he may attend or speak at;
•respond to inquiries from employees who would like his assistance on various FireEye-related matters; and
•assist in various projects as directed by FireEye CEO

and subject to the approval of Company’s Board of Directors or a Committee thereof, Consultant shall be granted restricted stock units convertible into 7,500 shares of the Company’s Common Stock (“RSUs”). The RSUs shall be subject to the applicable Restricted Stock Unit Agreement and the Company’s 2013 Equity Incentive Plan (the “Plan”). The RSUs will vest on March 3, 2021, subject to Consultant continuing to be a Service Provider (as defined in the Plan) through March 3, 2021.

In addition, Consultant shall be paid $50,000 for his services, payable within thirty (30) days after the first year anniversary of the service commencement date, subject to Consultant continuing to be a Service Provider through such anniversary date.

Expense reimbursement is (1) limited to required, reasonable telephone expenses and long distance business class (or equivalent) travel (transportation, lodging and meals) authorized in writing by Company in advance, and (2) payable 30 days after itemized invoice and delivery of receipts).

EXHIBIT B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.